Exhibit 10.1

September 9, 2015
Mr. Gary D. Black
Calamos Asset Management, Inc.
2020 Calamos Court
Naperville, IL 60563

Dear Mr. Black:

This letter sets forth our agreement related to your transition of your duties and separation from the Company (for purposes of this letter agreement, “Company” shall mean Calamos Asset Management, Inc., Calamos Investments LLC, Calamos Advisors LLC and each of their respective subsidiaries and “affiliated persons” as defined under Section 2(a)(3) of the Investment Company Act of 1940, as amended).
1.Defined Terms: To the extent not otherwise defined in this letter agreement, capitalized terms shall have the same meaning ascribed to them in the Executive Employment Agreement between you and the Company dated August 31, 2012 (as amended) (the “Employment Agreement”).

2.Duties; Transition Period; Date of Termination. During the period beginning on the date hereof and ending on the earlier of: (a) a date mutually agreed to by the Company and you, (b) a date determined by the Company and communicated to you with no less than seven (7) days advance written notice, (c) the date of your death or (d) October 31, 2015 (such period referred to as the “Transition Period”), you will continue to be an employee of the Company and perform duties relating to the transition of your responsibilities as Executive Vice President, Global Co-Chief Investment Officer (“Co-CIO”) of the Company. Your duties during the Transition Period shall include: (i) working with and assisting the Chief Executive Officer in the transition of your Co-CIO responsibilities, and (ii) such other duties reasonably requested by the Chief Executive Officer (or his designee) (collectively the “Transition Duties”). You acknowledge and agree that during the Transition Period you will not have any authority to bind or act on behalf of the Company in any material way. The Transition Duties shall be provided at the Company’s New York or Naperville offices, or by telephone or e-mail, as the Chief Executive Officer (or his designee) shall determine. You agree to perform the Transition Duties in the best interest of the Company and in a manner requested by the Chief Executive Officer. Your employment shall terminate as of the last day of the Transition Period (the “Termination Date”).

3.Resignation: This letter agreement serves as your resignation from the Board of Directors and the Executive Committee of Calamos Asset Management, Inc., from your position as Executive Vice President and Global Co-Chief Investment Officer and from each other officer, director and/or fiduciary positions with the Company, and/or each regulated investment company, mutual fund, closed-end fund or other entity in which you are serving, effective as of the date hereof, except your position as a co-portfolio manager of the Calamos Long/Short Fund (the “L/S Fund”), for which you resignation will be effective

October 31, 2015, or such earlier date as the Company may request. You agree to execute and deliver such additional documents as the Company may reasonably request to evidence such resignations.

4.Compensation through Termination Date; Unpaid Vacation; Termination of Benefit Plan Coverage; COBRA Costs: You will be paid your full base salary through the Termination Date. You will be paid for any earned but unused vacation through the Termination Date, expense reimbursements and other cash entitlements accrued by you as of the Termination Date to the extent not theretofore paid. Your medical, dental and vision coverage will end on the Termination Date. You shall separately receive any required separate notice of your right to any applicable continuation coverage under the Covered Plans.

5.Severance Benefits: In consideration of your agreements set forth herein, and subject to your timely execution, delivery and non-revocation of the General Release attached hereto, the Company shall pay you the following amounts:

(a)Subject to Paragraph 9 below, $250,000, representing an amount equal to six (6) months of your annual base salary, to be paid in six (6) monthly installments (such six (6) month period, the “Salary Continuation Period”), commencing within sixty (60) days following the Termination Date, and the first installment will include any monthly installments not yet paid during such sixty (60) day period;

(b)Reimbursement of the monthly cost of COBRA continuation health and dental coverage paid by you during the Salary Continuation Period under health and dental plans of the Company pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), less the amount that you would be required to contribute for health and dental coverage if you were an active employee of the company reimbursements will commence within sixty (60) days following the Termination Date; and

(c)A lump-sum payment equal to $900,000 multiplied by a fraction, the numerator of which is the number of days in calendar year in which the date of your termination occurs prior to the Termination Date, and the denominator of which is 365 (such prorated annual cash bonus amount to be paid after the end of 2015 when annual bonuses are paid to non-terminated employee participants in the applicable Annual Bonus Programs, but in no event shall such payment, if any, occur later than March 15, 2016).

6.Additional Payments. In further consideration for the General Release described above and your satisfactory completion of your Transition Duties and compliance with your covenants and obligations set forth in this letter agreement, you will be entitled to receive cash payments in the aggregate amount of $1,750,000, payable in four quarterly installments, the first of which shall be $625,000, and the remaining three of which shall be $375,000. The quarterly installments will be paid on January 31, 2016, April 30, 2016, July 31, 2016 and October 31, 2016, respectively. In the event you fail to timely execute and deliver the General Release, your revocation of the General Release, your continued willful failure to satisfactorily perform your Transition Duties, or your breach of any of your covenants or other obligations, you will forfeit your right to receive any unpaid installments, and you agree to repay to the Company the full amount of any installments you may have received. In addition to the foregoing, the Company will assume or enter into a sublease under your current downtown Chicago lease.

7.No Additional Entitlements; Cancellation of Equity Awards: You understand and acknowledge that after the Termination Date you will have no further entitlements, other than those included in this letter agreement and except with respect to rights, if any, that have vested or accrued as of the Termination Date under the Company’s retirement or welfare plans. For avoidance of doubt, with the exception of the amounts described in Paragraphs 4, 5 and 6 above, you understand and agree that after the Termination Date you will not be entitled to any base salary, bonus, severance or other payments, compensation or grants or awards under any long-term incentive program, and all restricted stock units held by you shall be cancelled and forfeited as of the Termination Date and shall not thereafter vest or become exercisable.

8.Withholding: All payments required to be made by the Company hereunder to you shall be subject to withholding of such amounts relating to taxes as the Company reasonably determines it should withhold pursuant to any applicable law or regulation.

9.Executive’s Covenants: You acknowledge the provisions of and reaffirm your obligations and the Company’s rights under Section 11 of the Employment Agreement as if the provisions thereof were set forth in full in this letter agreement (“Section 11 Obligations”). You acknowledge that you have abided by and will continue to abide by the terms and provisions of said Section 11 of the Employment Agreement. Notwithstanding the foregoing, and provided you comply with your agreements and obligations hereunder:

(a)Long-Short Track Record: Notwithstanding anything to the contrary in this letter agreement and in the Employment Agreement, it is expressly agreed that on or within five business days after the Termination Date, the Company shall provide you with the copies of, or access to, documents maintained by the Company in support of the performance history generated by the Long/Short Fund (CALSX) and the Calamos Arista long/short funds (the "Fund(s)”) during which you acted as Chief Investment Officer, portfolio manager or co-portfolio manager, from the inception of the Fund(s) through your Termination Date (the "Track Record(s)”). The Company will not object to your disclosure and use of the Track Record(s) for any lawful purpose including in offering materials and for other marketing purposes, provided such disclosure and use is accompanied by disclosure that is appropriate and necessary to ensure that the performance information complies with applicable laws;

(b)Post-Termination Non-Compete Period: The Post-Termination Non-Compete Period set forth in Section 5(d) of the Employment Agreement shall terminate on and be of no effect after your Termination Date;

(c)Long/Short Team: Your solicitation for employment or hiring of the current or former long/short team members which have been separately identified by you and agreed to by the Company shall not constitute a breach of your Section 11 Obligations; and

(d)Non-Solicitation: For purposes of your non-solicitation obligations under Section 11(e)(i) of the Employment Agreement effective for the period following your Termination Date (i) those investors who signed investor consents in connection with the Company’s acquisition of Black Capital LLC shall be excluded from clients whom you may not solicit, and (ii) with respect to non-solicitation of clients and intermediaries other than those separately identified by the Company, “services and products of the kind generally offered by the Company” shall exclude equity long/short products and services, and with respect to those separately identified by the Company, the foregoing exclusion of equity long/short products and services shall be effective January 1, 2016.

10.Cooperation: You reaffirm your obligations under Section 13 of the Employment Agreement and agree that, following Termination Date, you will cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of your duties and responsibilities to the Company and any of its affiliates during the Term (including, without limitation, your being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant documents of the Company or any of its affiliates, which are or may come into your possession). The Company agrees to pay reasonable out-of-pocket expenses you incur in connection therewith upon presentation of receipts therefor.

11.Return of Property: To the extent you have any property of the Company, such as computer equipment, cell phones, personal mobile devices, credit cards, keys, books, records and other materials (in any medium, including, but not by way of limitation, e-mails, facsimiles, memoranda, notes, spreadsheets and texts), you agree to return such property on or before the Termination Date. You represent that you will not retain in your possession or control any such property. You and the SVP, Head of Human Resources of the Company will mutually agree on arrangements to remove any personal property you may have on the Company’s premises.

12.Acknowledgment and Timing of General Release: You acknowledge that the benefits due to you under this letter agreement constitute good and valuable consideration in exchange for your acknowledgments, agreements and covenants set forth in this letter agreement and the Employment Agreement, including, but not limited to, your agreement to execute and deliver to the Company, no sooner than on the Termination Date, the General Release which is attached to this letter agreement. In the event of any material breach by you of this letter agreement, including any material breach of your agreements and covenants set forth in Section 11 of the Employment Agreement, in addition to any other remedies to which the Company may be entitled, you shall not be entitled to any the benefits to which you would otherwise be entitled to under Paragraphs 5 and 6 above.

13.Breach of Agreement: If either party brings a claim for breach of the terms of this letter agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and expenses incurred in prosecuting or defending such an action. Prior to any party being entitled to bring a claim for breach hereunder against the other party, the party claiming a breach shall give notice to the other party of such claimed breach and afford the other party an opportunity to cure any such breach, but only with respect to such breaches that are capable of being cured. Upon receipt of any such breach notice, the receiving party shall have thirty (30) days to cure such breach and to provide reasonable evidence of such cure to the claiming party. Any claimed breach that has been cured shall be deemed hereunder not to have been a breach of this letter agreement.

14.Counterparts; Binding Effect: This letter agreement may be executed and delivered in counterparts (including facsimile or electronically transmitted signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This letter agreement shall be binding upon and inure to the benefit of you and the Company, and its officers, directors, employees, agents, legal counsel, heirs, successors and assigns.

15.Governing Law, Jurisdiction and Waiver of Jury Trial: The Company and you agree that the governing law, jurisdiction and waiver of jury trial provisions set forth in Section 9 of the Employment Agreement shall apply to this letter agreement as if the provisions of said Section 9 were set forth in full in this letter agreement.

16.Limited Power of Attorney: This letter agreement shall serve as your revocation of the Limited Power of Attorney for Section 16 Reporting Purposes previously executed by you, such revocation to be effective, and such Power of Attorney shall no longer be of force and effect, as of the Termination Date.

Please confirm your agreement to the terms and conditions set forth herein by returning a signed copy of this letter agreement to Christopher Jackson at cjackson@calamos.com by 2:00pm CDT on September 9, 2015. In the event you do not timely sign and return a copy of this letter agreement, this letter agreement is rescinded and shall be of no force or effect. Please do not sign and return the General Release prior to the Termination Date.

Sincerely, /s/ John P. Calamos, Sr. John P. Calamos, Sr. Chairman and Chief Executive Officer
Accepted and Agreed to this 9th day of September, 2015 /s/ Gary D. Black Gary D. Black

GENERAL RELEASE
For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Gary D. Black (“Black”), with the intention of binding himself, his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Calamos Asset Management, Inc., Calamos Investments LLC, Calamos Advisors, LLC and each of their respective subsidiaries and “affiliated persons” as defined under Section 2(a)(3) of the Investment Company Act of 1940, as amended, and their present and former members, managers, directors, officers, agents, employees, affiliated entities, divisions, subsidiaries, successors, predecessors and assigns (the “Company”) of and from any and all claims, actions, causes of action, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which Black, individually or as a member of a class, now has, owns or holds or has at any time heretofore had, owned or held against the Company, arising out of or in any way connected with Black’s employment relationship with the Company, or the termination thereof, including, without limitation, any claims for severance or vacation benefits, unpaid wages, salary or bonus, breach of contract, wrongful discharge, impairment of economic opportunity, reimbursement for fines paid, intentional infliction of emotional harm or other tort, or employment discrimination under any applicable federal, state or local statutes, provisions, orders or regulations (including, but not limited to, any claims arising under any federal civil rights statutes including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; 42 U.S.C. §§ 1981, 1983, 1985, 1986; the Age Discrimination in Employment Act (ADEA), as amended, 29 U.S.C. § 621 et seq.; the Americans with Disabilities Act (ADA), as amended, 42 U.S.C. § 12101 et seq.; the Fair Labor Standards Act (FLSA), as amended, 29 U.S.C. § 201 et seq.; the Family Medical Leave Act (FMLA), 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974 (ERISA), as amended, 29 U.S.C. § 1001 et seq.; and any other claims that may arise under state or local civil rights acts, workers’ compensation laws, and wage and hour laws, and all claims for wages, vacation pay, severance pay, back pay, front pay or other compensation, benefits or damages at law or in equity that may have been created as a result of Black’s employment with the Company or the termination thereof, excepting only (i) those obligations of the Company under that certain letter agreement between the Company and Black (the “Letter”), in connection with which this General Release is being executed and delivered, and (ii) any right to indemnification Black may have under applicable corporate law, the organizational documents of the Company or any right as an insured under any D&O or liability insurance policy now or previously in force.
Black understands that by releasing employment discrimination claims against the Company, he also forever releases and discharges any right he may have to file or recover in a lawsuit he may bring himself on the same claims and also any right he may have to any relief that he might otherwise be entitled to as a result of any proceeding instituted by the Equal Employment Opportunity Commission or any other comparable enforcement authority.
Black acknowledges and agrees that neither the Letter nor this General Release are to be construed in any way as an admission of any liability whatsoever by the Company under Title VII, ADEA or any other federal or state statute or principle of common law, any such liability having been expressly denied.
Black further declares and represents that he has carefully read and fully understands the terms of this General Release, that he has had the opportunity to seek the advice and assistance of counsel with this General Release and that he knowingly and voluntarily, of his own free will without any duress, being fully informed and after due deliberation, accepts the terms of and signed the same of his own free act.

Black acknowledges that the benefits due to him under Paragraph 5 of the Letter constitute consideration in exchange for executing this General Release in that this includes an amount to which he would not have been entitled had he not signed this release.
Black acknowledges that the Company advised him in writing to consult with an attorney before executing this General Release (and this paragraph also constitutes written direction), that he was given a period of twenty-one (21) days within which to consider this General Release, that he had an adequate opportunity to review it, that he fully understands its terms, that he was not coerced into signing it and that he has signed it knowingly and voluntarily.
Black shall have the right to revoke this General Release during a period of seven (7) days following his execution of this General Release. In order to revoke the General Release, he must notify the Company, in writing, of his decision to revoke, and said notice must be received by no later than seven (7) days following the execution of this General Release. If he revokes this General Release, he shall promptly repay all payments and employee benefits that he may have received pursuant to this General Release.
PLEASE READ THIS RELEASE CAREFULLY. IT CONTAINS RELEASES OF KNOWN AND UNKNOWN CLAIMS.

______________________________________Gary D. Black (Signature)
(Date)